                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                      ASV Reports 4th Quarter 2003 Results

           4th Quarter Sales up 120%, EPS Increases from $.02 to $.19

                   Full Year Sales up 118%, EPS Increases 500%

     GRAND RAPIDS, MN (March 2, 2004) - A.S.V., Inc. (NASDAQ: ASVI) today reported results for its fourth quarter and fiscal year ended December 31, 2003. Net sales for the fourth quarter of 2003 totaled $26.2 million, compared with $11.9 million for the same period in 2002. The increased sales, combined with an increased gross profit percentage, resulted in net earnings for the fourth quarter of 2003 of $2.6 million, or $.19 per share, compared with $179,000, or $.02 per share, for the fourth quarter of 2002. Diluted shares outstanding totaled 13.5 million shares for the fourth quarter of 2003, a 30% increase compared with diluted shares outstanding of 10.3 million shares for the fourth quarter of 2002. Approximately 2.1 million shares of this increase were the result of the dilutive effect of the warrant previously held by Caterpillar Inc. (NYSE: CAT), which was repurchased by ASV in January 2004.

     For the year ended December 31, 2003, net sales totaled $96.4 million, compared with $44.2 million for 2002. Net earnings for the year ended December 31, 2003 totaled $8.7 million, or $.78 per share, compared with net earnings of $1.4 million, or $.13 per share for 2002.

     Commenting on ASV's results, ASV President Gary Lemke stated, "ASV's fourth quarter sales were greater than expected due to increased sales of our RC-30 Posi-Track and greater engine deliveries for our RC-100 Posi-Track, allowing for increased production of this model which remains in a backlogged position. During the quarter, undercarriage sales to Caterpillar accounted for approximately 44% of our sales, down slightly from the third quarter of 2003, due to the increased sale of ASV products and Caterpillar's preparation for the second generation Multi-Terrain Loaders that went into production in January 2004. Our gross profit percentage was 22.3% in the fourth quarter of 2003, the same as the third quarter of 2003, but up significantly from the 13.5% we experienced in the fourth quarter of 2002."

     For the three months ended December 31, 2003, the Company's selling, general and administrative (S, G & A) expenses decreased, as a percentage of net sales, to 6.2%, compared with 11.1% for the same period in 2002. Commenting on this decrease, Lemke stated, "Our S, G & A expenses were in our expected range for the quarter, even with the increased sales we experienced. Our ability to keep expenses low helped increase our profitability, even with the significant increase in the number of diluted shares outstanding for the fourth quarter of 2003."

     During the fourth quarter of 2003, ASV saw an increase in the number of diluted shares outstanding, due primarily to the significant increase in its stock price. This resulted in a sharp increase in the number of dilutive options and warrants that were required to be included in the diluted earnings per share calculation. Specifically, 2.1 million shares were included in the diluted earnings per share calculation for the fourth quarter of 2003 from the dilutive effect of the Caterpillar warrant. In January of 2004, ASV repurchased this warrant, thereby eliminating any future dilution that could have occurred had this warrant remained outstanding past the date it was repurchased.

     Outlook

     On January 22, 2004, ASV increased its earnings guidance for 2004 to the expected range of $.95-1.17 per share on a diluted basis from its previously announced expected range of $.85-1.05 per share. The increase was due primarily to the repurchase of the Caterpillar warrant in January 2004. These increased earnings per share expectations are based on 13.5 million diluted shares outstanding for 2004, a 21% increase compared with the number of diluted shares outstanding for 2003. ASV's sales for 2004 are expected to be in the range of $130-155 million, an expected increase of 35% to 61% over 2003.

     Continuing, Lemke stated, "With the positive results and growth we experienced in 2003 and our existing level of pre-sold production, we are reaffirming our 2004 guidance. We currently have orders for ASV machines totaling approximately $16 million, due primarily to the recent introduction of our RC-60 and RC-85 Posi-Tracks. These machines, which were just introduced to our dealers in January, have generated significant orders and went into production that same month. These two additional models provide our dealers with the most complete line of rubber track loaders of any manufacturer."

                                     -more-

     Conference Call

     ASV will conduct a live Webcast at 9 a.m. Central time, Tuesday, March 2nd to discuss its results for the fourth quarter of 2003 and its outlook for 2004. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Wednesday, March 3rd, and can be accessed by dialing 800-428-6051 and entering pass code 340896. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

     About ASV

     ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

     Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                        Three Months Ended                 Twelve Months Ended
                                                           December 31,                       December 31,
                                                --------------------------------    --------------------------------
                                                     2003              2002              2003              2002
                                                --------------    --------------    --------------    --------------
Net sales ...................................   $   26,171,219    $   11,870,457    $   96,386,576    $   44,236,876
Cost of goods sold ..........................       20,328,060        10,267,452        75,895,524        35,614,846
                                                --------------    --------------    --------------    --------------
         Gross profit .......................        5,843,159         1,603,005        20,491,052         8,622,030
Operating expenses:
     Selling, general and administrative ....        1,622,538         1,323,472         6,177,324         5,029,307
     Research and development ...............          237,934           171,552           794,729         1,802,960
                                                --------------    --------------    --------------    --------------
         Operating income ...................        3,982,687           107,981        13,518,999         1,789,763
Other income (expense)
     Interest expense .......................          (29,391)          (30,865)         (129,359)         (126,098)
      Other, net ............................           72,163            91,481           178,263           264,464
                                                --------------    --------------    --------------    --------------
         Income before income taxes .........        4,025,459           168,597        13,567,903         1,928,129
Provision for (benefit from) income taxes ...        1,440,000           (10,000)        4,850,000           575,000
                                                --------------    --------------    --------------    --------------

     NET EARNINGS ...........................   $    2,585,459    $      178,597    $    8,717,903    $    1,353,129
                                                ==============    ==============    ==============    ==============

Net earnings per common share - Diluted .....   $          .19    $          .02    $          .78    $          .13
                                                ==============    ==============    ==============    ==============

Diluted weighted average shares .............       13,452,589        10,310,412        11,185,683        10,299,057
                                                ==============    ==============    ==============    ==============


                                     -more-

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        December 31,     December 31,
                                                            2003             2002
                                                       --------------   --------------
     ASSETS

CURRENT ASSETS
    Cash & short-term investments ..................   $   29,708,418   $    4,797,398
    Accounts receivable, net .......................       16,484,603       14,397,958
    Inventories ....................................       26,686,707       31,834,620
    Other current assets ...........................        3,789,506        1,099,685
                                                       --------------   --------------
        Total current assets .......................       76,669,234       52,129,661
PROPERTY AND EQUIPMENT, net ........................        6,129,922        5,080,536
                                                       --------------   --------------

        Total assets ...............................   $   82,799,156   $   57,210,197
                                                       ==============   ==============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities .......   $      136,414   $      129,550
    Accounts payable ...............................        6,004,890        2,838,370
    Accrued liabilities ............................        2,533,473        1,795,556
                                                       --------------   --------------
        Total current liabilities ..................        8,674,777        4,763,476
LONG-TERM LIABILITIES, less current portion ........        1,844,858        1,979,798
SHAREHOLDERS' EQUITY ...............................       72,279,521       50,466,923
                                                       --------------   --------------

        Total liabilities & shareholders' equity ...   $   82,799,156   $   57,210,197
                                                       ==============   ==============